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                                                                    Exhibit 99.1

MICROISLET RECEIVES NOTICE FROM AMERICAN STOCK EXCHANGE; PROVIDES UPDATE ON RESTATEMENT OF HISTORICAL FINANCIAL STATEMENTS

SAN DIEGO, August 30, 2005 - MicroIslet, Inc. (Amex: MII) announced today that on August 24, 2005, it received a notice from the American Stock Exchange ("Amex") advising that the company was not in compliance with the Amex requirements of Sections 134, 1003(d) and 1101 of the Amex Company Guide for the company's failure to file its Form 10-QSB for the period ended June 30, 2005 with the Securities and Exchange Commission. The notice gives the company until September 8, 2005 to submit a plan advising Amex of action the company has taken, or will take, to bring the company into compliance with Sections 134, 1003(d) and 1101 by October 6, 2005. The Company intends to submit this plan promptly. The company will remain listed during the plan period, subject to acceptance of the plan and periodic review of progress by Amex.

On June 28, 2005, the company filed a Form 8-K announcing that its audit committee determined, in consultation with management, that as a result of the errors in the accounting treatment for certain non-cash expenses relating to warrants issued to service providers in 2004, a restatement of the financial statements for the fiscal year ended December 31, 2004 and the first quarter of 2005 was required. On August 16, 2005, the company filed a Form 12b-25 that extended the deadline for filing its Form 10-QSB until August 22, 2005. On August 22, 2005, MicroIslet issued a press release reporting that, due to the company's continuing analysis of its accounting for warrants issued to service providers in 2004, its Form 10-QSB for the quarter ended June 30, 2005 would not be filed by the extension deadline.

Amex has also informed the company that its stock symbol will become subject to the extension ".LF" to denote the company's non-compliance with the above listing standards. The extension will not change the company's trading symbol, but it will be disseminated as an extension whenever the company's trading symbol is transmitted with a quote or trade.

MicroIslet also announced that, in connection with the restatement of the company's financial statements for the year ended December 31, 2004, the company's management has determined in consultation with the company's outside auditors that the previously-recorded non-cash expense for two fully vested warrants issued to an investor relations consulting firm in January 2004 and May 2004 should have been amortized over the six-month terms that services associated with such warrants were rendered, rather than on the dates of warrant grants. All such services were rendered during the fiscal year ended December 31, 2004, so this revision will not affect the results of operations for the full 2004 fiscal year. This revision will however result in adjustments to the results of operations for each of the quarters in the 2004 fiscal year, with a net effect of zero for the full year. The revision for the quarter ended March 31, 2004 will be reflected in a Form 10-QSB/A for the quarter ended March 31, 2005 (which filing will also reflect the restatements previously announced). The revisions for the three and six month periods ended June 30, 2004 and the three and nine month periods ended September 30, 2004 will be included on a prospective basis in the company's quarterly reports on Form 10-QSB for the quarterly periods ending June 30, 2005 and September 30, 2005, respectively.

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Commenting on the additional revisions, John F. Steel IV, the company's Chairman and Chief Executive Officer, noted: "The changes in accounting to amortize the two warrants reflect non-cash adjustments and have no implications on fundamental operations or cash flows of the company."

MicroIslet is devoting substantial resources and working with its outside auditors to complete and file the Form 10-QSB for the quarter ended June 30, 2005 and the restatements discussed above as soon as reasonably practicable and to restore its compliance with the Amex requirements.


About MicroIslet

MicroIslet is a biotechnology company engaged in the research, development, and commercialization of patented technologies in the field of transplantation therapy for people with insulin-dependent diabetes. MicroIslet's patented islet transplantation technology includes methods for isolating, culturing, cryopreservation, and immuno-protection (microencapsulation) of islet cells. MicroIslet is working to develop and commercialize a first product, called MicroIslet-P(TM), a microencapsulated porcine islet cell suspension that will be used for transplantation in patients with insulin-dependent diabetes. Additional information about MicroIslet can be found at www.microislet.com.

For further information, please contact: William G. Kachioff, Vice President, Finance and Chief Financial Officer of MicroIslet Inc., +1 858-657-0287, info@microislet.com.

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